Exhibit 99.2

LPL FINANCIAL ANNOUNCES $100 MILLION SHARE REPURCHASE FROM TPG AND
SEPARATE $104 MILLION DIRECT OFFERING BY TPG AND OTHER
SELLING STOCKHOLDERS
BOSTON, MA - February 13, 2014 - LPL Financial Holdings Inc. (NASDAQ: LPLA) (the "Company"), parent company of LPL Financial LLC, today announced that an investment fund associated with TPG Global, LLC ("TPG") entered into a purchase agreement with a private investor to sell 1.9 million shares of the Company’s common stock at a price of $52.00 per share pursuant to the Company's existing shelf registration statement filed with the Securities and Exchange Commission. Dan H. Arnold and Robert J. Moore, officers of the Company, will also sell an aggregate of 100,000 shares to the private investor in the offering. No shares are being sold by the Company.
In addition, the Company announced that it has entered into a share repurchase agreement with the investment fund associated with TPG, pursuant to which the Company will repurchase 1.9 million shares of its common stock concurrently with the closing of the registered sale, at a price of $52.00 per share, for total consideration of $100.0 million. The share repurchase will be effected in a private transaction and is contingent on the closing of the registered sale by TPG. The closing of the registered sale is not contingent on the closing of the share repurchase.
About LPL Financial
LPL Financial, a wholly owned subsidiary of LPL Financial Holdings Inc. (NASDAQ: LPLA), is the nation's largest independent broker-dealer (based on total revenues, Financial Planning magazine, June 1996-2013), an RIA custodian, and an independent consultant to retirement plans. LPL Financial offers proprietary technology, comprehensive clearing and compliance services, practice management programs and training, and independent research to more than 13,600 financial advisors and more than 700 financial institutions. In addition, LPL Financial supports approximately 4,500 financial advisors licensed with insurance companies by providing customized clearing, advisory platforms and technology solutions. LPL Financial and its affiliates have 3,185 employees with primary offices in Boston, Charlotte, and San Diego. For more information, please visit www.lpl.com.
Securities and Advisory Services offered through LPL Financial. A Registered Investment Advisor, Member FINRA/SIPC

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LPLA-C

Investor Relations	Media Relations
Trap Kloman	Betsy Weinberger
LPL Financial	LPL Financial
Phone: (617) 897-4574	Phone: (858) 900-7122
Email: investor.relations@lpl.com	Email: betsy.weinberger@lpl.com